Exhibit 99.1
For Further Information:

Big Dog Holdings, Inc.
121 Gray Avenue
Santa Barbara, California 93101
www.bigdogs.com

CONTACT:
Andrew Feshbach
(805) 963-8727


                    THE WALKING COMPANY TO ACQUIRE FOOTWORKS

Santa Barbara, CA, May 23, 2005: Big Dog Holdings, Inc. (NASDAQ: BDOG; www.bigdogs.com, www.thewalkingcompany.com) today announced that its subsidiary The Walking Company ("TWC") has signed a definitive agreement to purchase the assets of Footworks, a division of the privately held shoe retailer Bianca of Nevada, Inc., for approximately $10 million. TWC is the leading specialty retailer of high-quality, technically designed comfort shoes and accessories.

Footworks operates a chain of 8 retail stores selling comfort shoes and accessories. Footworks' operations are focused on high-visibility stores in Las Vegas, Nevada. The purchase is subject to standard contractual contingencies and is expected to close within 45 days. Following closing, TWC will largely convert the stores to "The Walking Company" stores.

Commenting on the announcement, Andrew Feshbach, Chief Executive Officer of Big Dogs, said: "This is part of our plan to expand the operations of The Walking Company. The acquisition of Footworks is a strong start to that through the acquisition of these high-profile locations."

Big Dog Holdings, Inc. consists of Big Dogs and The Walking Company. Big Dogs develops, markets and retails a branded, lifestyle collection of unique, high-quality, popular-priced consumer products, including activewear, casual sportswear, accessories and gifts. The BIG DOGS(R) brand image is one of quality, value and fun. The BIG DOGS(R) brand is designed to appeal to people of all ages and demographics, particularly baby boomers and their kids, big and tall customers, and pet owners. In addition to its approximately 180 retail stores, Big Dogs markets its products through its catalog, internet and corporate sales accounts. The Walking Company is a leading independent specialty retailer of high quality, technically designed comfort shoes and accessories that features premium brands such as ECCO, Mephisto, Dansko, Birkenstock and Merrell among many others. These products have particular appeal to one of the largest and most rapidly growing demographics in the nation. The Walking Company operates 74 stores in premium malls across the nation.

Statements contained herein that relate to the Company's future performance, including the satisfaction of contingencies and closing of the acquisition, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Other factors affecting the Company's operations, markets, products, services and prices as are set forth in its 2004 Annual Report on Form 10-K, including those described under "Forward-Looking Statements and Risk Factors." The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.